Filed pursuant to Rule 424(b)(3)
Registration No. 333-205872

ROI ACQUISITION CORP. II
601 Lexington Avenue
51st Floor
New York, New York 10022

SUPPLEMENT DATED OCTOBER 16, 2015
TO
PROXY STATEMENT/PROSPECTUS DATED OCTOBER 2, 2015

To the Stockholders and Public Warrantholders of ROI Acquisition Corp. II:

On or about October 2, 2015, ROI Acquisition Corp. II, a Delaware corporation (“ROI”), mailed to you a definitive proxy statement/prospectus dated October 2, 2015 (the “Proxy Statement/Prospectus”) relating to the special meeting of stockholders and/or the special meeting of public warrantholders, as applicable, of ROI to be held on October 23, 2015. At the special meeting of stockholders, ROI’s stockholders will be asked to consider and vote upon a proposal, among others, to approve an Agreement and Plan of Merger, dated July 23, 2015 and amended on August 19, 2015 and October 16, 2015 (the “Merger Agreement”), by and among Ascend Telecom Infrastructure Private Limited, a private limited company organized under the laws of India (“Ascend India”), Ascend Telecom Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Ascend Holdings”), ROI, and NSR-PE Mauritius LLC, a Mauritius private company limited by shares (“NSR”) and the transactions contemplated thereby (the “Business Combination”), which provides for the acquisition of ROI and Ascend India by Ascend Holdings, a newly formed entity. Approval of the proposed Business Combination requires the affirmative vote of a majority of the outstanding shares of ROI at the special meeting of stockholders.

On October 16, 2015, the parties to the Merger Agreement entered into Amendment No. 2 to the Merger Agreement (the “Amendment”), pursuant to which the parties agreed (i) to reduce the minimum cash amount that ROI is required to have to complete the Business Combination from approximately $103 million to approximately $71 million, before the payment of certain expenses specified in the Merger Agreement, (ii) to reduce the number of shares of Ascend Holdings that NSR will beneficially own at the closing of the Business Combination from 12.7 million to 11.2 million, excluding 2 million earnout shares to be issued to NSR at the closing, (iii) that the sponsors of ROI will forfeit 1,143,750 of their founder shares to ROI for cancellation, and (iv) that Ascend Holdings may not repay the outstanding subordinated debt of approximately $28.9 million owed by Ascend India to IL&FS Financial Services Limited (“IFIN”). A copy of the Amendment is attached to this supplement to the Proxy Statement/Prospectus (the “Supplement”) as Annex A. The Amendment reflects a reduction to the pro forma enterprise value of Ascend India from approximately $335 million at $10 per share to $308 million at $10 per share.

There is currently approximately $92.8 million in ROI’s trust account. Assuming all of ROI’s public warrantholders elect to exchange their public warrants in accordance with the Warrant Amendment Proposal, as described in the Proxy Statement/Prospectus, then if more than 2,159,472 shares (assuming a U.S. Dollar/Indian Rupee exchange rate of 1:63.4928) of ROI common stock are tendered for redemption in connection with the stockholder vote to approve the Business Combination, ROI may not be able to satisfy the closing condition that it have at least approximately $71 million (assuming a U.S. Dollar/Indian Rupee exchange rate of 1:63.4928) in cash at the closing, subject to ROI’s right under the Merger Agreement to privately place up to 1,000,000 shares of its common stock at $10.00 per share in order to satisfy this closing condition. If the closing condition cannot be satisfied, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. As of the date of this Supplement, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all. In the event that Ascend Holdings waives this condition, ROI’s board of directors will assess the materiality of the amount to which such waiver relates and make a determination as to whether to further supplement the Proxy Statement/Prospectus. Such determination will be based on ROI’s board’s conclusion as to whether the changes in the terms of the Business Combination as a result of such waiver render the disclosure that was previously provided to its stockholders and warrantholders materially misleading.

As a result of the revised terms of the Business Combination, taking into account the earnout shares, assuming that all of ROI’s public warrantholders elect to exchange their public warrants in accordance with the Warrant Amendment Proposal, as described in the Proxy Statement/Prospectus, and that the maximum number of shares of ROI common stock (2,159,472 shares (assuming a U.S. Dollar/Indian Rupee exchange rate of 1:63.4928)) are redeemed, then ROI’s former public stockholders will own approximately 30.7%, ROI’s sponsors will own approximately 9.8%, ROI’s former public warrantholders will own approximately 2.7% and NSR and its affiliates will own approximately 56.8% of the outstanding ordinary shares of Ascend Holdings.

This Supplement is being mailed to you to provide information regarding (i) the background of events and discussions leading up to the execution of the Amendment, (ii) the description of the Amendment and its impact on the post-closing beneficial ownership of Ascend Holdings’ ordinary shares, and (iii) the impact that the Amendment will have upon the unaudited pro forma financial statements as presented in the Proxy Statement/Prospectus.

Defined terms that are used but not defined herein have the meanings set forth in the Proxy Statement/Prospectus. To the extent that the information in this Supplement is inconsistent with the information in the Proxy Statement/Prospectus, the information in this Supplement supersedes the information in the Proxy Statement/Prospectus. This Supplement should be read in conjunction with the Proxy Statement/Prospectus.

The special meetings are scheduled for October 23, 2015 at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173. The record date for the special meetings has not changed as a result of the Amendment and remains fixed at September 18, 2015. This means that only holders of ROI common stock and public warrants as of September 18, 2015 are entitled to vote at the special meeting of stockholders and special meeting of public warrantholders, as applicable. The deadline for public stockholders to exercise redemption rights with respect to shares of ROI common stock continues to be October 21, 2015 (two business days before the special meeting). See “How do I exercise my redemption rights?” in the Proxy Statement/Prospectus. The additional proposals for the special meetings contained in the Proxy Statement/Prospectus are unchanged by the Amendment.

Your vote is very important. ROI cannot complete the Business Combination unless it receives the affirmative vote of a majority of its outstanding shares at the special meeting of stockholders.

After careful consideration, ROI’s board of directors has unanimously approved and adopted the Merger Agreement, as amended by the Amendment, and unanimously recommends that its stockholders vote FOR adoption and approval of the Business Combination and FOR all other proposals presented to our stockholders and public warrantholders in the Proxy Statement/Prospectus. When you consider the board recommendation of these proposals, you should keep in mind that ROI’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder or public warrantholder, as applicable. See the section of this Supplement entitled “Certain Benefits of ROI’s Directors and Officers and Others in the Business Combination.”

If you have not previously submitted a proxy card, please vote your shares and/or warrants, as applicable, as soon as possible by completing, signing, dating and returning the proxy card that was enclosed with the Proxy Statement/Prospectus, or if your shares are held in “street name” by instructing your bank, brokerage firm or other nominee as to how you wish to vote your shares or public warrants, as applicable. For the convenience of registered holders, we have also enclosed the proxy cards with the Supplement. If you have already delivered a properly executed proxy card regarding the Business Combination Proposal or the Warrant Amendment Proposal, you do not need to do anything unless you wish to change your vote. If you are a registered holder and you wish to revoke or change your prior voting instruction, you may revoke or change it at any time before the applicable special meeting or at such meeting by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify Daniel A. Strauss, ROI’s Secretary, in writing before the applicable special meeting that you have revoked your proxy; or

•	you may attend the applicable special meeting, revoke your proxy, and vote in person, as indicated above.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, and if you have already provided instructions to your nominee but wish to change those instructions, you should provide new instructions following the procedures provided by your nominee.

Please read the Supplement carefully and in its entirety together with the Proxy Statement/Prospectus, which was previously mailed to you, before voting, including the disclosure contained in the sections entitled “Risk Factors” beginning on page 33 of the Proxy Statement/Prospectus.

If you have questions about the proposals to be voted upon at the special meetings or if you need additional copies of the Supplement, Proxy Statement/Prospectus or either proxy card, you should contact: Joseph A. De Perio, Vice Chairman and President, by telephone at (212) 825-0400 or by email at joseph.deperio@clinton.com. You may also contact our proxy solicitor at: Okapi Partners LLC, 437 Madison Avenue, 28th Floor, New York, New York 10022, by telephone at (877) 629-6355 (toll free) or (212) 297-0720, or by email at info@okapipartners.com.

Sincerely,

Thomas J. Baldwin
Chairman of the Board and Chief
Executive Officer

This Supplement is dated October 16, 2015, and is first being mailed to stockholders of ROI on or about October 16, 2015.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS (AS MODIFIED BY THE ACCOMPANYING SUPPLEMENT), PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS (AS MODIFIED BY THE ACCOMPANYING SUPPLEMENT). ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Description of the Amendment

On October 16, 2015, ROI, Ascend India, Ascend Holdings and NSR entered into the Amendment. The following summary of the terms of the Amendment does not purport to be complete and is qualified by reference to the text of the Amendment, which is attached to this Supplement as Annex A.

The Amendment modifies the conditions to the obligations of Ascend Holdings to consummate the transactions contemplated by the Merger Agreement as follows:

•	the minimum cash required to be held by ROI is reduced from INR 5,585,461,616 to INR 3,606,391,040, subject to further adjustment based on differences in the exchange rate between the U.S. Dollar and the Indian Rupee from the date that the Merger Agreement was executed to the last business day prior to the date of the closing of the transaction contemplated by the Merger Agreement;
•	the maximum allowed amount of redemptions by shareholders of ROI as a condition to the obligation of Ascend Holdings to consummate the transactions contemplated by the Merger Agreement is removed; and
•	an additional condition is inserted providing that the holders of ROI’s founder shares will forfeit 1,143,750 founder shares upon the closing of the Business Combination.

The Amendment reduces the number of ordinary shares of Ascend Holdings required to be held by NSR as of the closing date of the Merger Agreement, from 12,545,000 shares to 11,010,127, excluding any earnout shares and prior to giving effect to an additional number of Ascend Holdings ordinary shares issued to NSR in connection with certain additional contributions by NSR or an affiliate of NSR. As a result of the reduction in Ascend Holdings ordinary shares to be held by NSR (as described above), the Amendment also reduces the number of Ascend Holdings ordinary shares that are to be reserved for purchase price adjustment and indemnity purposes.

The Amendment removes the requirement that Ascend Holdings use a portion of the net cash in ROI’s trust account and any proceeds received in connection with any U.S. Dollar/Indian Rupee currency put option transaction entered into by Ascend India, Ascend Holdings, Ascend Mauritius or Merger Sub for the purpose of paying a portion of the outstanding subordinated debt owed by Ascend India to IFIN.

The Amendment also amends the forfeiture timeframe for the 2,000,000 earnout shares to be issued to NSR upon the closing, such that 1,000,000 of such earnout shares are subject to forfeiture within nine months after the date of the closing in the event that certain performance hurdles are not satisfied, and the other 1,000,000 of such earnout shares are subject to forfeiture within 18 months after the date of the closing in the event that additional performance hurdles are not satisfied. Prior to the execution of the Amendment, the Merger Agreement provided for forfeiture of all 2,000,000 of such earnout shares within nine months after the closing in the event the specified performance hurdles were not met.

Assuming all of ROI’s public warrantholders elect to exchange their public warrants in accordance with the Warrant Amendment Proposal, as described in the Proxy Statement/Prospectus, then if more than 2,159,472 shares (assuming a U.S. Dollar/Indian Rupee exchange rate of 1:63.4928) of ROI common stock are tendered for redemption in connection with the stockholder vote to approve the Business Combination, ROI may not be able to satisfy the closing condition that it have at least approximately $71 million (assuming a U.S. Dollar/Indian Rupee exchange rate of 1:63.4928) in cash at the closing, subject to ROI’s right under the Merger Agreement to privately place up to 1,000,000 shares of its common stock at $10.00 per share in order to satisfy this closing condition. If the closing condition cannot be satisfied, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. As of the date of this Supplement, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all. In the event that Ascend Holdings waives this condition, ROI’s board of directors will assess the materiality of the amount to which such waiver relates and make a determination as to whether to further supplement the Proxy Statement/Prospectus. Such determination will be based on ROI’s board’s conclusion as to whether the changes in the terms of the Business Combination as a result of such waiver render the disclosure that was previously provided to its stockholders and warrantholders materially misleading.

As a result of the revised terms of the Business Combination, taking into account the earnout shares, assuming that all of ROI’s public warrantholders elect to exchange their public warrants in accordance with the Warrant Amendment Proposal, as described in the Proxy Statement/Prospectus, and that the maximum number of shares of ROI common stock (2,159,472 shares (assuming a U.S. Dollar/Indian Rupee exchange rate of 1:63.4928)) are redeemed, then ROI’s former public stockholders will own approximately 30.7%, ROI’s sponsors will own approximately 9.8%, ROI’s former public warrantholders will own approximately 2.7% and NSR and its affiliates will own approximately 56.8% of the outstanding ordinary shares of Ascend Holdings.

Description of the Founder Share Forfeiture Agreement

Pursuant to the Amendment, ROI agreed to enter into a Founder Share Forfeiture Agreement with holders of ROI’s founder shares (collectively, the “ROI sponsors”) at the closing of the Business Combination (the “Founder Share Forfeiture Agreement”). The following summary of the terms of the Founder Share Forfeiture Agreement is qualified by reference to the text of the form of Founder Share Forfeiture Agreement, which is attached to this Supplement as Annex B. The Founder Share Forfeiture Agreement provides that, upon the closing of the Business Combination, the ROI sponsors will forfeit to ROI for cancellation an aggregate of 1,143,750 founder shares for no consideration, after which time such founder shares will no longer be issued or outstanding. None of the founder shares forfeited will be earnout shares held by ROI’s sponsors. As a result, excluding the earnout shares, the founder share forfeitures contemplated by the Founder Share Forfeiture Agreement will result in an approximately 49% decrease in the number of founder shares outstanding from 2,343,750 to 1,200,000 founder shares.

IL&FS Zero Coupon Optionally Convertible Debentures

As a result of the revised transaction structure, some or all of the outstanding subordinate debt of Ascend India, comprising zero coupon optionally convertible debentures, or ZCOCDs, will remain outstanding. IFIN, an affiliate of Infrastructure Leasing and Financial Services Limited, holds ZCOCDs of Ascend India, aggregating to INR 1,186.64 million. These ZCOCDs accrue interest at the rate of 15% per annum for the first three years from the date of their allotment, April 1, 2012, and thereafter at the rate of 12% per annum until maturity. The ZCOCDs are unsecured facilities of Ascend India, redeemable at the end of 12 years from their allotment with Ascend India having an option to redeem them prior to their maturity. Further, IFIN is entitled to convert the ZCOCDs into equity shares of Ascend India, together with the redemption premium amount accrued on them, at a fixed valuation of INR 352.63 for each equity share of Ascend India. The equity share resulting from such conversion of the ZCOCDs will rank pari passu with the existing equity shares of Ascend India. Such conversion would further heighten the risks described in the Proxy Statement/Prospectus under “Risk Factors — Risks Related to Ascend India’s Indebtedness and Debt Restructuring Package — All but one of Ascend India’s lenders have entered into a master restructuring agreement to implement a corporate debt restructuring package, under which they retain rights, which, if exercised, may adversely affect Ascend India’s business, financial condition, results of operations and prospects and may have a materially adverse affect on the shareholders of Ascend Holdings.”

In addition, the outstanding ZCOCDs will further heighten the risks described in the Proxy Statement/Prospectus under “Risk Factors — Risks Related to Ascend India and the Industry in which Ascend India operates — Ascend India requires substantial amounts of capital for its business and operations and the failure to obtain additional equity or debt financing on favorable commercial terms may hinder its growth” and “Risk Factors — Risks Related to Ascend India and the Industry in which Ascend India operates —  Ascend India may not generate sufficient revenue or cash flows to satisfy its debt service obligations.”

Update to Use of Proceeds

In accordance with some or all of the ZCOCDs remaining outstanding, the amount remaining in ROI’s trust account following the other payments described in the section entitled “Use of Proceeds” beginning on page 106 of the Proxy Statement/Prospectus is estimated to be between approximately INR 839,208,000 (or

$13,468,272, using an exchange rate of 62.31, as of March 31, 2015) and INR 2,574,212,503 (or $41,312,992, using an exchange rate of 62.31, as of March 31, 2015), and will be used by Ascend Holdings for general corporate purposes.

Update to Background of the Business Combination

As described in the Proxy Statement/Prospectus, the terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of ROI, Ascend India, Ascend Holdings and NSR over an extended period of time. The background of the Business Combination through September 30, 2015 is described in the Proxy Statement/Prospectus. The discussion below supplements that description.

On October 1, 2015, the registration statement of which the Proxy Statement/Prospectus and this Supplement form a part was declared effective. ROI mailed the Proxy Statement/Prospectus to its stockholders and public warrantholders on or about October 2, 2015.

During the period of September 8, 2015 to October 10, 2015, ROI and Ascend Holdings with the participation of Deutsche Bank Securities Inc. and Oppenheimer & Co., contacted and held meetings with certain existing and potential investors of ROI and Ascend Holdings with respect to the Business Combination, at which the parties received feedback on the terms of the Business Combination. Commencing on or about October 1, 2015, ROI and Ascend Holdings discussed the possibility of restructuring the Business Combination in light of feedback from meetings with certain existing and potential investors and due to recent economic turmoil in certain emerging markets. The parties discussed a potential reduction in the total pro forma total enterprise value of Ascend Holdings based on the number of Ascend Holdings ordinary shares outstanding as of closing of the Business Combination through either a reduction in the common stock to be held by NSR upon closing of the Business Combination or forfeitures and/or transfers of ROI founder shares or some combination of the foregoing. The parties also discussed removing the closing condition relating to the maximum redemption amount for ROI public shares in order to provide more flexibility for structuring the Business Combination. During this period, ROI’s management kept its board of directors apprised of these negotiations and discussions.

Pursuant to these negotiations and based on feedback from existing and potential investors, on October 11, 2015, ROI and Ascend Holdings agreed that ROI’s sponsors would forfeit approximately 1.1 million founder shares at the closing of the Business Combination and that the number of Ascend Holdings ordinary shares that NSR would own upon the closing of the Business Combination would be reduced from approximately 12.7 million to approximately 11.2 million. The parties also agreed to remove the maximum redemption closing condition and the requirement that a portion of the proceeds of the Business Combination be used to repay certain subordinated debt of Ascend India that is owed to IFIN.

On October 12, 2015, ROI and Ascend Holdings issued a press release announcing their agreement to amend the terms of the Merger Agreement. The press release noted that the amendment to the Merger Agreement was subject to the execution of final documentation and the approval of ROI’s board of directors. Between October 12, 2015 and October 14, 2015, ROI and Ascend Holdings and their respective legal counsels worked to finalize the Amendment and the Founder Share Forfeiture Agreement. On October 16, 2015, ROI’s board of directors unanimously approved by written consent the Amendment, and the Amendment was executed by the parties later that day. On October 16, 2015, ROI mailed the Supplement to its stockholders and public warrantholders and filed a Current Report on Form 8-K disclosing the entry into the Amendment.

ROI’s Board of Directors’ Reasons for the Approval of the Amendment

In determining to authorize and approve the Amendment and recommend that ROI’s stockholders approve the Business Combination, ROI’s board of directors considered the prior due diligence that ROI had conducted on Ascend India’s operations and financial condition. ROI’s board also considered that the future management of Ascend Holdings has advised ROI that based on its review to date, which is not yet final, Ascend Holdings expects its revenues, EBITDA and earnings to meet or exceed its management plan for fiscal 2015 and 2016.

Recommendation to ROI Stockholders

ROI’s board of directors believes that each of the Business Combination Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of ROI and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals. ROI’s board of directors also believes that each of the Warrant Amendment Proposal and Warrantholder Adjournment Proposal is in the best interests of ROI’s public warrantholders and unanimously recommends that its stockholders vote “FOR” each of these proposals.

When you consider the recommendation of ROI’s board of directors in favor of approval of the proposals to be presented to stockholders and public warrantholders, you should keep in mind that its directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the right of the Sponsor, Thomas J. Baldwin and Joseph A. De Perio to receive Ascend Holdings ordinary shares in connection with and following the Business Combination, subject to the lock-up agreements;
•	the appointment of two of ROI’s executive officers as directors (but not officers) of Ascend Holdings; and
•	the continued indemnification of current directors and officers of ROI and the continuation of directors’ and officers’ liability insurance after the Business Combination.

In addition, ROI’s board of directors is expected to adopt a resolution providing that the disposition of ROI shares by ROI’s officers and directors in exchange for Ascend Holdings ordinary shares in the Business Combination is intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act.

Beneficial Ownership of Securities

In connection with the Amendment, the following table updates the information set forth in the Proxy Statement/Prospectus with respect to the expected beneficial ownership of Ascend Holdings ordinary shares upon the closing of the Business Combination, held by:

•	each of Ascend Holdings’ directors and executive officers who own beneficially more than 1.0% of Ascend Holdings’ outstanding share capital; and
•	each person known to Ascend Holdings to own beneficially more than 5.0% of Ascend Holdings’ outstanding share capital.

Each of Ascend Holdings’ shareholders is entitled to one vote on all matters that require a vote of shareholders, and none of its shareholders has any contractual or other special voting rights. Ascend Holdings is not aware of any arrangement that may, at a subsequent date, result in a change of control of Ascend Holdings. Ascend Holdings is a newly formed company, and as of October 16, 2015, had one ordinary share issued and outstanding.

The numbers and percentages in the post-transaction columns are based on 22,613,902 ordinary shares outstanding upon the closing of the Business Combination and taking into account the earnout shares assuming that there are at least 9,413,902 shares of ROI’s common stock that are exchanged for ordinary shares of Ascend Holdings in connection with the consummation of the Business Combination, and none of ROI’s public warrantholders exchange their public warrants for cash and ordinary shares of Ascend Holdings. The post-transaction column assumes no exercise of any warrants that remain outstanding following the closing of the Business Combination and reflect all earnout shares as outstanding as of such closing. The table below does not reflect ordinary shares that may be issued pursuant to Ascend Holdings’ equity incentive plan or the Consultancy Services Agreement.

	Pre-Business Combination		Post-Business Combination
Name of Beneficial Owner(1)	Number	Percent	Number	Percent (assuming maximum redemptions and no warrant exchanges)
Directors:
Parag Saxena(2)	—	—	13,200,000	58.4%
Thomas J. Baldwin(3)	—	—	76,000	*
Joseph A. De Perio(3)	—	—	66,000	*
Vivek Sett	—	—	—	—
Sushil Kumar Chaturvedi	—	—	—	—
Catherine Rosenberg	—	—	—	—
Madhukar Pandya	—	—	—	—
Executive Officers:
Sushil Kumar Chaturvedi	—	—	—	—
J. Rajagopalan	—	—	—	—
Anil Laxman Gogate	—	—	—	—
Rajat Chitravanshi	—	—	—	—
Sudarshan Kuskoor	—	—	—	—
Subhash Bhat	—	—	—	—
All directors and executive officers as a group	—	—	13,342,000	59.0%
Principal Shareholders (more than 5%):
GEH Capital, Inc.(3)	—	—	1,353,938	6.0%
New Silk Route Advisors, LP(4)	—	—	13,200,000	58.4%

*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the following is Clifton House, 75 Fort Street, Grand Cayman KY1-1108, Cayman Islands.
(2)	Represents the shares held by New Silk Route PE Asia Fund, LP and New Silk Route PE Asia Fund-A, LP set forth under “New Silk Route Advisors, LP” for which Mr. Saxena shares voting and dispositive power. Mr. Saxena disclaims beneficial ownership of these shares. Includes 2,000,000 earnout shares that are subject to forfeiture as described in the Proxy Statement/Prospectus.
(3)	The business address of Messrs. Baldwin and De Perio and GEH Capital, Inc. is 601 Lexington Avenue, 51st Floor, New York, NY 10022. George E. Hall controls GEH Capital, Inc. and therefore may be deemed to beneficially own the shares held by GEH Capital, Inc. Includes 585,938 earnout shares that are subject to forfeiture as described in the Proxy Statement/Prospectus.
(4)	Represents 12,817,200 ordinary shares to be held by New Silk Route PE Asia Fund, LP and 382,800 ordinary shares to be held by New Silk Route PE Asia Fund-A, LP. New Silk Route Advisors, LP is the management company of each of these funds. Parag Saxena, Dr. Abdul Hafeez Shaikh and Jens Zimmermann sit on the Investment Committee of New Silk Route Advisors, LP and therefore maintain voting and dispositive power of these ordinary shares, each of which disclaims beneficial ownership of such ordinary shares. The business address for New Silk Route Advisors, LP, New Silk Route PE Asia Fund, LP and New Silk Route PE Asia Fund-A, LP is 540 Madison Ave., New York, New York 10022.

Taking into account the earnout shares, ROI estimates that, upon completion of the Business Combination, ROI’s former public stockholders will retain an ownership interest of 30.7% of the issued share capital of Ascend Holdings, assuming all of ROI’s public warrantholders elect to exchange their public warrants in accordance with the Warrant Amendment Proposal, as described in the Proxy Statement/Prospectus, and 2,159,472 shares (assuming a U.S. Dollar/Indian Rupee exchange rate of 1:63.4928) of ROI common stock are tendered for redemption in connection with the stockholder vote to approve the Business Combination.

The following table illustrates the anticipated ownership of Ascend Holdings ordinary shares based on the assumptions specified therein.

Equity Ownership of Ascend Holdings (assuming all warrantholders exchange their warrants for cash and ordinary shares in Ascend Holdings)
NSR (and its affiliates)	56.8%
ROI Public Stockholders	30.7%
Sponsor	9.8%
Former Warrantholders	2.7%

Equity Ownership of Ascend Holdings (assuming all warrantholders elect to have their warrants survive)
NSR (and its affiliates)	58.4%
ROI Public Stockholders	31.5%
Sponsor	10.1%

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined balance sheet as of March 31, 2015 and the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2015 are based on the historical financial statements of Predecessor Ascend and ROI after giving effect to the Business Combination.

The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2015 gives pro forma effect to the Business Combination as if it had occurred on April 1, 2014. The unaudited pro forma condensed combined balance sheet as of March 31, 2015 assumes that the Business Combination was completed on March 31, 2015.

The unaudited pro forma condensed combined financial information has been derived from:

•	the audited combined financial statements of Predecessor Ascend as at and for the year ended March 31, 2015, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the IASB and in its reporting currency of Indian rupees (“INR”), which are included in the Proxy Statement/Prospectus.
•	the audited financial statements of ROI as of and for the twelve-month period ended December 31, 2014, which have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“US GAAP”) and in its reporting currency of U.S. Dollars (“USD”), and included in the Proxy Statement/Prospectus, removing the unaudited financial information for the three months ended March 31, 2014 and adding the unaudited financial information for the three months ended March 31, 2015, to conform to the year-end of Predecessor Ascend. These statements have been converted to IFRS, and translated into INR for purposes of presentation in the unaudited pro forma condensed combined financial information using the following historic exchange rates:
•	at the period end exchange rate as of March 31, 2015 of 1 USD to 62.31 INR for the balance sheet and;
•	the average exchange rate for the twelve-month period ended March 31, 2015 of 1 USD to 61.24 INR for the statement of operations.
•	US GAAP to IFRS differences are limited to reclassification adjustments and are discussed in the notes to the unaudited pro forma condensed combined information.

The pro forma adjustments are based on the information currently available. The assumptions and estimates underlying the pro forma adjustments are described below in the section entitled “Notes to Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations or financial position would have been had the Business Combination taken place on the dates indicated, nor is it indicative of the future consolidated results of operations or financial position of the combined company.

The unaudited pro forma condensed combined financial information should be read in conjunction with the sections entitled “Predecessor Ascend Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 163 of the Proxy Statement/Prospectus and the historical financial statements and notes thereto of ROI and Predecessor Ascend included in the Proxy Statement/Prospectus.

Ascend Holdings is considered to be the acquirer for accounting purposes because it will obtain control of ROI. Ascend Holdings does not have a change in control since the Ascend Holdings operations will comprise the ongoing operations of the combined entity, its senior management will serve as the senior management of the combined entity, and its former equity owners will own a majority voting interest in the combined entity and be able to elect a majority of the combined entity’s board of directors. Accordingly, the Business Combination does not constitute the acquisition of a business for purposes of IFRS 3. As a result, the assets and liabilities of Ascend Holdings and ROI will be carried at historical cost and there will be no step-up in basis or any intangible assets or goodwill as a result of the Business Combination. All direct costs of the Business Combination will be a charge to additional paid-in capital.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the combined company.

There is currently approximately $92.8 million in ROI’s trust account. Assuming all of ROI’s public warrantholders elect to exchange their public warrants in accordance with the Warrant Amendment Proposal, as described in the Proxy Statement/Prospectus, then if more than 2,159,472 shares (assuming a U.S. Dollar/Indian Rupee exchange rate of 1:63.4928) of ROI common stock are tendered for redemption in connection with the stockholder vote to approve the Business Combination, ROI may not be able to satisfy the closing condition that it have at least approximately $71 million (assuming a U.S. Dollar/Indian Rupee exchange rate of 1:63.4928) in cash at the closing, subject to ROI’s right under the Merger Agreement to privately place up to 1,000,000 shares of its common stock at $10.00 per share in order to satisfy this closing condition. If the closing condition cannot be satisfied, then Ascend Holdings will not be required to consummate the Business Combination, although it may, in its sole discretion, choose to waive this condition. As of the date of this Supplement, ROI has not entered into a definitive agreement with respect to such private placement, and no assurance can be made that ROI will be able to consummate a private placement in accordance with the terms of the Merger Agreement or at all. In the event that Ascend Holdings waives this condition, ROI’s board of directors will assess the materiality of the amount to which such waiver relates and make a determination as to whether to further supplement the Proxy Statement/Prospectus. Such determination will be based on ROI’s board’s conclusion as to whether the changes in the terms of the Business Combination as a result of such waiver render the disclosure that was previously provided to its stockholders and warrantholders materially misleading.

The unaudited pro forma condensed combined financial statements have been prepared assuming maximum redemptions and maximum warrant restructuring.

We have not presented the pro forma balance sheet and statement of operations to reflect 0% participation in the warrant amendment. However, if 0% participation in the warrant amendment were to occur, the impact would be as follows, in each case assuming maximum redemptions:

•	Ownership interest would be 56.6% for NSR;
•	Total pro forma equity would be INR 3.3 billion as compared to INR 3.5 billion;
•	Total pro forma assets would be INR 13.1 billion; and
•	Total pro forma liabilities would be INR 9.7 billion.

Additionally, the pro forma balance sheet does not reflect the issuance of earnout shares of 781,250 and 307,652 to the ROI sponsor. However, in the event that the earnout shares are not forfeited, the impact to the financial statements would be a net zero impact to total equity and a decrease in basic EPS to (10.33).

In addition, after the closing of the Business Combination, restricted stock units (“RSUs”) for ordinary shares equivalent to 2.5% of the issued and outstanding ordinary shares of Ascend Holdings will be granted to the directors and executive officers of Ascend Holdings as determined by the compensation committee pursuant to the equity incentive plan of Ascend Holdings, as described in the section entitled “Ascend Group’s Executive Officers and Management — Equity Plan” beginning on page 186 of the Proxy Statement/Prospectus. Further, immediately after the closing of the Business Combination, RSUs for ordinary shares equivalent to 13.5% of the issued and outstanding ordinary shares at the time of the closing of the Business Combination will be granted to an affiliate of NSR as compensation for services to be provided under the Consultancy Services Agreement, as described in the section entitled “Certain Relationships and Related Transactions — Ascend Holdings — Consultancy Services Agreement” beginning on page 229 of the Proxy Statement/Prospectus. As the aforementioned RSUs, described in more detail on page 29 of the Proxy Statement/Prospectus, will be granted subsequent to the close of the Business Combination, the Consultancy Services Agreement and Equity Plan will not be in effect until after close of the Business Combination, and the strike price of the RSUs is not yet finalized, the impact of the issuance of the RSUs cannot be reasonably estimated and factually supportable at this time and therefore is not reflected in the unaudited pro forma condensed combined financial statements.

The following table summarizes the consideration, sources and uses for the Business Combination and ownership interests following the Business Combination of NSR and the former shareholders of ROI, assuming 100% and no warrant exchanges, respectively, and in each case taking into account the earnout shares.

(In INR except per share data)	Assuming No Additional Redemption and 100% Warrant Exchanges	Assuming Maximum Redemption and 100% Warrant Exchanges	Assuming No Additional Redemption and no Warrant Exchanges	Assuming Maximum Redemption and no Warrant Exchanges
Business Combination consideration payable to IL&FS Parties and NSR (and affiliates)
Cash consideration to IL&FS Parties	2,700,000,000	2,700,000,000	2,700,000,000	2,700,000,000
Stock consideration to NSR (and affiliates) at $10.00 per share(1)	6,978,720,000	6,978,720,000	6,978,720,000	6,978,720,000
Stock consideration to NSR (and affiliates) – Earnout Shares at $10.00 per share(1)	1,437,922,885	1,437,922,885	1,437,922,885	1,437,922,885
Total	11,116,642,885	11,116,642,885	11,116,642,885	11,116,642,885
Shares
Shares held by NSR (and affiliates)	11,200,000	11,200,000	11,200,000	11,200,000
Shares held by former ROI stockholders and warrantholders(2)	12,198,349	10,038,900	11,573,349	9,413,900
Earnout Shares issuable to NSR (and affiliates)	2,000,000	2,000,000	2,000,000	2,000,000
Total	25,398,349	23,238,900	24,773,349	22,613,900
Ownership interest of NSR (and affiliates)(3)	50%	56%	52%	57%
Ownership interest of former stockholders of ROI(3)	44%	38%	43%	36%
Sources & (Uses) of Cash
Cash proceeds available from trust account	5,790,519,332	4,444,952,329	5,790,519,332	4,444,952,329
Redemption of shares from the trust account(1)	—	(1,345,567,003)	—	(1,345,567,003)
Cash consideration to IL&FS Parties	(2,700,000,000)	(2,700,000,000)	(2,700,000,000)	(2,700,000,000)
Cash to Ascend India Balance Sheet	(2,184,775,003)	(839,208,000)	(2,184,775,003)	(839,208,000)
Deferred underwriting fees(1)	(272,606,250)	(272,606,250)	(272,606,250)	(272,606,250)
Warrant amendment(1)	(389,437,500)	(389,437,500)	—	—
Transaction costs(1)	(238,335,750)	(238,335,750)	(238,335,750)	(238,335,750)
Total uses	(5,785,154,503)	(5,785,154,503)	(5,395,717,003)	(5,395,717,003)
Ascend India cash balance at March 31, 2015	385,114,328	385,114,328	385,114,328	385,114,328
Total	(5,400,040,175)	(5,400,040,175)	(5,010,602,675)	(5,010,602,675)

1)	Assumes exchange rate of: 1US$= INR 62.31
2)	Includes ROI sponsor earnout shares of 781,250 and 307,652 which vest at $13.00 per share and 625,000 shares issued in connection with warrant amendment.
3)	The ownership interest percentages included in the above table represent the ownership interest excluding the impact of the earnout shares issuable to NSR and to the Sponsor, as they are not included in the pro forma financial information because they are subject to forfeiture. See the section entitled “Beneficial Ownership of Securities” above for the impact on ownership interest if the earnout shares are not forfeited. Additionally, the ROI ownership interest in the above table includes the Sponsor ownership interest separately disclosed in the section entitled “Beneficial Ownership of Securities” above.

Predecessor Ascend

Unaudited Pro Forma Condensed Combined Balance Sheet
as at March 31, 2015

(INR)	Ascend Historical	ROI Historical	Redemption Adjustments		Adjusted ROI Historical	Pro Forma Adjustments		Pro Forma (assuming no additional redemptions)	Additional Pro Forma Adjustments (assuming maximum redemption)		Pro Forma (assuming maximum redemption)
ASSETS
Non Current Assets
Property, plant and equipment	7,793,769,018	—			—			7,793,769,018			7,793,769,018
Investment property	88,508,842	—			—			88,508,842			88,508,842
Intangible assets	2,363,491,935	—			—			2,363,491,935			2,363,491,935
Non-current financial assets	261,100,041	—			—			261,100,041			261,100,041
Other non-financial assets	280,000	—			—			280,000			280,000
Advance income tax	196,509,117	—			—			196,509,117			196,509,117
Total non current assets	10,703,658,953	—			—	—		10,703,658,953			10,703,658,953
Current assets:
Trade and other receivables	599,063,573	—			—			599,063,573			599,063,573
Prepayments and other assets	130,656,705	—			—			130,656,705			130,656,705
Other financial assets	—	—			—			—			—
Cash and short term deposits	385,114,328	15,998,466			15,998,466	5,790,519,332	A	2,591,252,626	(1,345,567,003)	M	1,245,685,623
						(2,700,000,000)	B				—
						(272,606,250)	F
						(238,335,750)	G
						(389,437,500)	I
Investments and cash held in Trust Account	—	7,794,114,829	(2,003,595,497)	K	5,790,519,332	(5,790,519,332)	A	—
Total current assets	1,114,834,606	7,810,113,295	(2,003,595,497)		5,806,517,798	(3,600,379,500)		3,320,972,904	(1,345,567,003)		1,975,405,901
Total assets	11,818,493,559	7,810,113,295	(2,003,595,497)		5,806,517,798	(3,600,379,500)		14,024,631,857	(1,345,567,003)		12,679,064,854
Equity
Share capital	4,238,698,476	—			—	(4,238,698,476)	J1	1,390,099,150	(134,556,700)	M	1,255,542,450
						—	J1
						692,227,150	J2
						697,872,000	J2
Retained earnings	(2,196,454,758)	—			—	(1,418,103,507)	J3	(3,614,558,265)			(3,614,558,265)
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued	—	—			—			—
Common stock, $.0001 par value	—	25,422			25,422	(77,349)	D	—
						51,926	C
Other components of equity	154,246,436							154,246,436			154,246,436
Additional paid-in capital	—	394,420,057			394,420,057	(2,700,000,000)	B	6,367,444,277	(1,211,010,303)	M	5,156,433,974
						5,192,565,632	C
						(5,192,565,632)	J5
						(394,420,057)	J1
						6,230,044,352	J2
						6,280,848,000	J2
						(2,740,021,524)	J4
						—	J1
						82,817,694	J1
						(82,817,694)	D
						(75,653,301)	E
						(238,335,750)	G
						—	H
						(389,437,500)	I
Accumulated deficit	—	(82,895,043)			(82,895,043)	82,895,043	D	—			—

Predecessor Ascend

Unaudited Pro Forma Condensed Combined Balance Sheet – (Continued)
as at March 31, 2015

(INR)	Ascend Historical	ROI Historical	Redemption Adjustments		Adjusted ROI Historical	Pro Forma Adjustments		Pro Forma (assuming no additional redemptions)	Additional Pro Forma Adjustments (assuming maximum redemption)	Pro Forma (assuming maximum redemption)
Equity attributable to the equity holders of the Parent	2,196,490,154	311,550,436	—		311,550,436	1,789,191,007		4,297,231,597	(1,345,567,003)	2,951,664,594
Non-controlling interests	(75,653,301)	—			—	75,653,301	E	—		—
Total Equity	2,120,836,853	311,550,436	—		311,550,436	1,864,844,308		4,297,231,597	(1,345,567,003)	2,951,664,594
Non Current Liabilities
Interest bearing loans and borrowings	7,668,019,541	—			—	—		7,668,019,541		7,668,019,541
Other financial liabilities	408,914,097	—			—	—		408,914,097		408,914,097
Provisions	152,905,273	—			—	—		152,905,273		152,905,273
Deferred underwriter fee	—	272,606,250			272,606,250	(272,606,250)	F	—
Common stock subject to possible redemption 11,549,050 at $10.00	—	7,196,213,055	(2,003,595,497)	K	5,192,617,558	(5,192,617,558)	C	—
Total non current liabilities	8,229,838,911	7,468,819,305	(2,003,595,497)		5,465,223,808	(5,465,223,808)		8,229,838,911	—	8,229,838,911
Current liabilities:
Interest bearing loans and borrowings	457,009,841	—			—			457,009,841		457,009,841
Trade and other payables	794,022,129	—			—			794,022,129		794,022,129
Share Application Money pending Allotment	—	—			—			—		—
Deferred revenue	86,550,327	—			—			86,550,327		86,550,327
Other non-financial liabilities	130,235,498	—			—			130,235,498		130,235,498
Accounts payable and accrued expenses	—	17,040,850			17,040,850			17,040,850		17,040,850
Franchise tax accrual	—	12,702,704			12,702,704			12,702,704		12,702,704
Total current liabilities	1,467,817,795	29,743,554	—		29,743,554	—		1,497,561,349	—	1,497,561,349
Total liabilities	9,697,656,706	7,498,562,859	(2,003,595,497)		5,494,967,362	(5,465,223,808)		9,727,400,260	—	9,727,400,260
Total liabilities and stockholder’s equity	11,818,493,559	7,810,113,295	(2,003,595,497)		5,806,517,798	(3,600,379,500)		14,024,631,857	(1,345,567,003)	12,679,064,854

Predecessor Ascend

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended March 31, 2015

(In INR except per share data)	Ascend Historical	ROI Historical	Redemption Adjustments		Pro Forma ROI Historical	Pro Forma Adjustments		Combined Pro Forma (assuming no additional redemptions)	Additional Pro Forma Adjustments (assuming maximum redemptions)		Combined Pro Forma (assuming maximum redemptions)
Revenue from operations	4,464,239,556	—			—			4,464,239,556			4,464,239,556
Total revenue	4,464,239,556	—			—			4,464,239,556			4,464,239,556
Rent	460,375,033	—			—			460,375,033			460,375,033
Power and fuel	1,614,851,999	—			—			1,614,851,999			1,614,851,999
Operating and maintenance expense	344,988,487	—			—			344,988,487			344,988,487
Employee benefits expense	183,664,568	—			—			183,664,568			183,664,568
Other expenses	390,765,009	—			—			390,765,009			390,765,009
Depreciation, impairment and amortisation expense	944,977,546	—			—			944,977,546			944,977,546
Other income	(29,984,454)	—			—			(29,984,454)			(29,984,454)
Finance costs	1,177,764,771	—			—	—		1,177,764,771			1,177,764,771
Finance income	(18,389,730)	(3,535,453)			(3,535,453)			(21,925,183)			(21,925,183)
Formation and operating costs		47,273,619			47,273,619	(7,348,431)	N	39,925,188			39,925,188
State franchise taxes, other than income tax		11,022,646			11,022,646		O	11,022,646			11,022,646
Loss before tax	(604,773,673)	(54,760,812)	—		(54,760,812)	7,348,431		(652,186,055)	—		(652,186,055)
Loss for the year attributable to:
Equity holders of the Parent	(412,312,804)
Non-controlling interests	(192,460,869)
	(604,773,673)
Remeasurement gains/(loss) on defined benefit plans	(2,255,141)	—			—			(2,255,141)			(2,255,141)
Exchange difference on foreign currency translation	20,151
Net other comprehensive income/(loss) not to be reclassified to profit or loss in subsequent period	(2,234,990)	—	—		—	—		(2,255,141)	—		(2,255,141)
Total comprehensive loss for the year, net of tax	(607,008,663)	(54,760,812)	—		(54,760,812)	7,348,431		(654,441,196)	—		(654,441,196)
Total comprehensive loss for the year, net of tax, attributable to:
Equity holders of the Parent	(413,828,677)					(193,179,986)		(607,008,663)
Non-controlling interests	(193,179,986)					193,179,986		—
	(607,008,663)					—		(607,008,663)
Net income (loss) per common share:
Basic	(0.04)	(3.30)			(4.10)			(29.33)			(31.27)
Diluted	(0.04)	(3.30)			(4.10)			(25.77)			(28.16)
Weighted average shares outstanding:
Basic	14,228,983,543	16,578,125	(3,215,528)	K	13,362,597	(14,220,036,693)		22,309,447	(1,378,199)	P	20,931,248
Diluted	14,228,983,543	16,578,125	(3,215,528)	K	13,362,597	(14,216,947,751)		25,398,389	(2,159,449)		23,238,900

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2015 are as follows:

A)	To record the reclassification of INR 5,790,519,332 of cash and investments held in the ROI trust account that become available for transaction consideration, transaction expenses, redemption of public shares and the operating activities of Ascend Holdings following the Business Combination.
B)	To reflect the payment of the merger consideration, consisting of INR 2,700,000,000 of cash to the IL&FS Parties.
C)	To reflect the reclassification of 8,333,522 shares of common stock subject to possible redemption to permanent equity after the redemption of 3,215,528 shares as described further in adjustment K below, split between common stock (par value) and Additional paid in capital.
D)	To reflect the reclassification of INR 82,895,043 of Accumulated deficit to common stock (77,349) and Additional paid in capital (82,817,694). The remaining portion of historical ROI common stock has been eliminated through adjustment C above.
E)	To reflect the reclassification of INR 75,653,301 of non-controlling interests to permanent equity and to reflect the purchase of the remaining approximately 31% interest in Ascend India, with the use of cash received from ROI as part of the agreement.
F)	To reflect the payment of deferred underwriting fees relating to the ROI initial public offering.
G)	To reflect the payment of transaction costs of INR 238,335,750 related to the Business Combination.
H)	To reflect the cancelation of 8,000,000 sponsor warrants. The 8,000,000 warrants were previously purchased in a separate unrelated private placement at a price that was determined at the respective purchase date to ensure the price was equal to or above the fair market value of the warrant, thus resulting in no income statement charge at the time of acquisition (cash and Additional paid in capital). Accordingly, the entry recorded in the above pro forma balance sheet to cancel the warrants was a credit to Additional paid in capital and a resulting debit to Additional paid in capital, as it is a related party transaction.
I)	To reflect the exchange of 12,500,000 ROI warrants at $0.50, or INR 31.16, per warrant, for $6,250,000 million or INR 389,437,500 in cash.
J1)	To eliminate the INR 4,238,698,476 share capital of Predecessor Ascend, the INR 394,420,057 of historical Additional paid in capital of ROI and the remaining accumulated deficit reclassified to Additional paid in capital of INR 82,817,694 of ROI, as noted in adjustment D above.
J2)	To record the issuable shares to NSR and ROI of 11,200,000 and 11,109,447 (excluding earnout shares: 12,198,389 total potential shares minus earnout shares of 781,250 and 307,652), respectively, at $10 per share, with a $1.00 par value converted to INR at the period end exchange rate noted above and to record the resulting difference between the fair value of the issuable shares and the fair value of the identifiable net assets of ROI.
J3)	The difference of INR 1,418,103,507, between the fair value of the issuable shares to ROI of INR 6,922,271,502 (692,227,150 + 6,230,044,352) and the fair value of identifiable net assets, consisting of cash and cash equivalents, investments and cash held in trust accounts, deferred underwriter fee and current liabilities of ROI of INR 5,504,167,994 (total assets of INR 5,806,517,798 minus deferred underwriter fees of INR 272,606,250 and minus total current liabilities of INR 29,743,554 = 5,504,167,994), represents listing expense in accordance with IFRS 2 paragraph 13A and has been recorded to retained earnings, as the amount does not have a continuing impact on the statement of operations and therefore is not recorded to the pro forma statement of operation in accordance with Article 11-02(b)(5) of Regulation S-X.

J4)	To record the difference of INR 2,740,021,524 between the carrying value of the historical Predecessor Ascend shares of INR 4,238,698,476 and the fair value of the issuable shares to NSR of INR 6,280,848,000. This amount has been recorded to additional paid in capital, as total additional paid in capital related to the historical Ascend share capital cannot be greater than the historical balance.
J5)	To eliminate the historical equity balance of ROI, as it has been replaced with the fair value of the shares issued to ROI per adjustment J2 above.
K)	To record the redemption of 3,215,528 shares of ROI and the reduction of INR 2,003,595,497 of cash and investments held in the ROI trust account that occurred on September 18, 2015 pursuant to the redemption request by certain shareholders made at ROI’s special meeting on September 18, 2015. The purpose of the special meeting was to solicit stockholder approval to extend the date by which it must complete a business combination to October 26, 2015.

Assuming Maximum Exercise of Redemption Rights

M)	To reflect the cash payment to ROI public stockholders exercising redemption rights and reduction of related ROI common stock outstanding.

Adjustments to Unaudited Pro Forma Combined Statement of Operations

N)	To remove INR 7.35 million of expenses pursuant to the ROI administrative service agreement that terminates upon a business combination.
O)	To adjust for income tax expense at Predecessor Ascend’s statutory rate of 34.61%.
P)	Pro forma earnings per share (EPS), basic and diluted, are computed by dividing income (loss) by the weighted-average number of shares of common stock outstanding during the period.

Comparative Share Information

The following table sets forth historical comparative share information and unaudited pro forma combined share information after giving effect to the Business Combination, assuming (i) that no holders of public shares exercise their redemption rights and (ii) that holders of 2,159,472 public shares (assuming a U.S. Dollar/Indian Rupee exchange rate of 1:63.4928) exercise their redemption rights. The historical information should be read in conjunction with the section entitled “Selected Historical Financial Information of Predecessor Ascend” beginning on page 67 of the Proxy Statement/Prospectus, “ Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this Supplement and the historical financial statements of Predecessor Ascend included elsewhere in the Proxy Statement/Prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this Supplement.

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of Predecessor Ascend would have been had the Business Combination been completed or to project Predecessor Ascend’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of Predecessor Ascend would have been had the Business Combination been completed nor the book value per share for any future date or period.

Comparative Share Information	Historical	Pro Forma (min)	Pro Forma (max)
As of and for the twelve months ended March 31, 2015
Book value (deficit) per share (INR)(a)	(0.02)	113.42	56.60
Shares outstanding	14,228,983,543	22,309,447	20,931,248
Basic earnings (loss attributable to common stock) per share (INR) for the twelve months ended March 31, 2015	(0.04)	(29.33)	(31.27)
Diluted earnings (loss attributable to common stock) per share (INR) for the year ended March 31, 2015	(0.04)	(25.77)	(28.16)

(a)	Book value per share is calculated using the following formula:
Book value per share = Total Equity minus Intangible Assets)/Total Outstanding Shares

Update to Listing of Ascend Holdings Ordinary Shares

Ascend Holdings intends to list its ordinary shares on the NASDAQ Capital Market.

This Supplement updates the disclosure in the sections entitled “Summary of the Proxy Statement/Prospectus — The Business Combination” beginning on page 22 of the Proxy Statement/Prospectus, “Summary of the Proxy Statement/Prospectus — Ascend Holdings Ordinary Shares to be Issued in the Business Combination” and “— Organizational Structure” beginning on page 23 of the Proxy Statement/Prospectus, “Proposals To Be Considered by the Public Stockholders — Proposal No. 1 —  Approval of the Business Combination — The Business Combination” and “— The Merger Agreement” beginning on page 75 of the Proxy Statement/Prospectus, “Proposals To Be Considered by the Public Stockholders — Proposal No. 1 — Approval of the Business Combination — Background of the Business Combination” beginning on page 92 of the Proxy Statement/Prospectus, “Use of Proceeds” beginning on page 106 of the Proxy Statement/Prospectus, “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 108 of the Proxy Statement/Prospectus, “Notes to Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 113 of the Proxy Statement/Prospectus, “Comparative Share Information” beginning on page 115 of the Proxy Statement/Prospectus, “Predecessor Ascend Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 163 of the Proxy Statement/Prospectus, “Shares Eligible for Future Sale” beginning on page 221 of the Proxy Statement/Prospectus, “Beneficial Ownership of Securities” beginning on page 224 of the Proxy Statement/Prospectus, as well as the cover pages, “Questions and Answers About the Proposals for Stockholders and Public Warrantholders” beginning on page 5 of the Proxy Statement/Prospectus and any other applicable section of the Proxy Statement/Prospectus.

If you have already returned a validly executed proxy card, your shares will remain voted unless you revoke your prior proxy before the applicable special meeting. You may change your vote by submitting a subsequent proxy. If your shares are held in “street name” you may revoke any prior vote and revote by following the telephone and/or Internet voting procedures provided to you by your bank or broker until 11:59 P.M. Eastern Daylight Time on October 22, 2015.

Forward-Looking Statements

This supplement to the Proxy Statement/Prospectus includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters and includes statements regarding expected future financial and operating performance. Such forward looking statements include statements with respect to financial and operating performance, strategies, prospects and other aspects of the businesses of ROI, Ascend Holdings, Ascend India and the combined company after completion of the proposed Business Combination, and are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted against ROI, Ascend Holdings, Ascend India or others following announcement of the Business Combination and transactions contemplated therein; the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of ROI or other conditions to closing in the merger agreement; the ability to meet NASDAQ’s listing standards following the Business Combination; the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein; the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain its management and key employees; costs related to the proposed Business Combination; changes in applicable laws or regulations; the possibility that Ascend India may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated in the Proxy Statement/Prospectus and in the Supplement, including those under “Risk Factors” therein, and other filings with the SEC by ROI. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and ROI, Ascend India and Ascend Holdings undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ANNEX A

AMENDMENT NO. 2

TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 (this “Amendment”) to the Agreement and Plan of Merger is made and entered into as of October 16, 2015, by and among Ascend Telecom Infrastructure Private Limited, a private limited company organized under the laws of India (the “Company”), Ascend Telecom Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Holdco”), ROI Acquisition Corp. II, a Delaware corporation (“ROI”), and NSR-PE Mauritius LLC, a Mauritius private company limited by shares (“NSR”).

WHEREAS, the Company, ROI, Holdco and NSR are parties to that certain Agreement and Plan of Merger, dated as of July 23, 2015, as amended by that certain Amendment No. 1, dated August 19, 2015 (as amended, the “Merger Agreement”);

WHEREAS, Pursuant to Section 10.9 of the Merger Agreement, the parties may amend the terms of the Merger Agreement prior to the Effective Time by an instrument in writing, signed by the parties; and

WHEREAS, the parties hereto desire to amend certain terms of the Merger Agreement in accordance with Section 10.9 of the Merger Agreement as set forth below.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of the parties hereto hereby agrees as follows:

1.	Definitions. Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Merger Agreement.
2.	Amendment to Merger Agreement.
(a)	Section 3.17 of the Merger Agreement is hereby deleted and restated in its entirety as follows:

“3.17 Trust Account.  As of October 16, 2015, and immediately prior to the Effective Time, ROI has and will have no less than $92,844,720 in a trust account at Barclays Bank PLC, maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trust Account”) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. The Investment Management Trust Agreement, dated as of September 16, 2013 (the “Trust Fund Agreement”), by and between ROI and Continental Stock Transfer & Trust Company, is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Fund Agreement in the ROI SEC Reports to be inaccurate in any respect and/or that would entitle any third party to any portion of the cash proceeds of the initial public offering of ROI and private placements of its securities, substantially all of which proceeds have been deposited in the Trust Account for the benefit of ROI, certain of the ROI Stockholders and the underwriters of its initial public offering.”

(b)	Section 4.3(b) of the Merger Agreement is hereby deleted and restated in its entirety as follows:

“(b) Between the date of this Agreement and the Effective Time, except as otherwise contemplated in this Agreement or any Ancillary Agreement, or set forth in Section 4.3(b) of ROI’s Disclosure Schedule, or with the prior written consent of Holdco (which consent will not be unreasonably withheld, conditioned or delayed), ROI will: (a) conduct the business of

ROI only in the Ordinary Course of Business consistent with past practices, (b) use commercially reasonable efforts to preserve intact the current business organization of ROI and keep available the services of the current officers, employees and agents of ROI, and (c) not otherwise take any action, or fail to take any reasonable action within its control, that would require disclosure pursuant to Section 3.6(e) of this Agreement, provided, however, that ROI may seek to privately place shares of ROI Stock, not to exceed, in the aggregate, 1,000,000 shares of ROI Stock, at an amount equal to not less than $10 per ROI Stock.”

(c)	Section 4.15 of the Merger Agreement is hereby deleted and restated in its entirety as follows:

“4.15 Holdco Recapitalization.  The Parties hereto agree that Holdco shall effect a Share split, dividend or some other recapitalization that will result in NSR owning 11,010,127 Shares as of the Closing Date, together with an additional number of (i) Put Option Shares to be issued in connection with a contribution by NSR to the Company, Holdco, NSR QSR or Merger Sub of the Premium with respect to the Put Option Transaction, and (ii) Contribution Shares to be issued in connection with a contribution by an Affiliate of NSR of INR 120,000,000 to the Company on July 14, 2015. Such cash contribution of INR 120,000,000 shall be used as set forth in Section 4.3(a) of the Company’s Disclosure Schedule.”

(d)	Section 5.5 of the Merger Agreement is hereby deleted and restated in its entirety as follows:

“5.5 Use of Proceeds.  Holdco shall use the Minimum Cash Amount and proceeds received in connection with the Put Option Transaction (if any) for general corporate purposes and satisfaction of the Company’s obligations in accordance with the Company’s business plan. For the avoidance of doubt, concurrent with the Closing, Holdco shall use a portion of the ROI net cash in the Trust Account and proceeds received in connection with the Put Option Transaction (if any) to pay to the IL&FS Parties the IL&FS Purchase Price pursuant to the IL&FS Purchase Agreement.”

(e)	Section 5.6 of the Merger Agreement is hereby deleted and restated in its entirety as follows:

“5.6 NSR Earnout Shares.  Upon the Closing, Holdco shall issue to NSR 2,000,000 earnout Shares subject to forfeiture of (i) 1,000,000 such Shares in the event that the NSR Initial Performance Hurdle has not been satisfied within nine months after the Closing Date and (ii) 1,000,000 such Shares in the event that the NSR Subsequent Performance Hurdle has not been satisfied within eighteen months after the Closing Date.”

(f)	Section 6.3(h) of the Merger Agreement is hereby deleted and restated in its entirety as follows:

“(h) following the payment of the (i) Transaction Expenses, (ii) amount to retire the issued and outstanding public warrants, and (iii) Redemption Amount, there shall be an amount of U.S. Dollars held by ROI equal to not less than INR 3,606,391,040 (the “Minimum Cash Amount”) based on the Reserve Bank of India Reference Rate on the last Business Day prior to the Closing Date; provided, however, that if the Reserve Bank of India Reference Rate on the last Business Day prior to the Closing Date (the “Closing Date Exchange Rate”) is less than 63.4928 (the “Execution Date Exchange Rate”), then the Minimum Cash Amount shall be an amount in U.S. Dollars equal to the greater of (x) (A) INR 3,606,391,040 multiplied by the quotient of (B) the Closing Date Exchange Rate divided by the Execution Date Exchange Rate (rounded up to the nearest full Indian Rupee) and (y) INR 3,355,332,223, in each case, based on the Reserve Bank of India Reference Rate on the last Business Day prior to the Closing Date;

(g)	Section 6.3(i) of the Merger Agreement is hereby deleted and restated in its entirety as follows:

“(i) [Intentionally Omitted].”

(h)	Section 6.3(k) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(k) the Sponsor Warrant Forfeiture Agreement shall have been executed and delivered by the parties thereto, and the Sponsor (and its designees) shall have entered into a forfeiture agreement with ROI, in form and substance reasonably satisfactory to NSR, in respect of 1,143,750 shares of ROI Stock (none of which shall be Sponsor IPO Earnout Shares);”

(i)	The definition of “Adjustment and Indemnity Shares” contained in Article 9 of the Merger Agreement is hereby deleted and restated in its entirety as follows:

““Adjustment and Indemnity Shares” means the number of Shares equal to (a) 5%, multiplied by, (b) the number of Shares beneficially owned by NSR and its Affiliates immediately prior to the Closing, minus the aggregate number of Shares equal to the sum of (i) the number of Shares subject to forfeiture pursuant to Section 5.6 of this Agreement, (ii) the Put Option Shares, and (iii) the Contribution Shares.”

(j)	The definition of “IL&FS Debt” contained in Article 9 of the Merger Agreement is hereby deleted in its entirety.
(k)	The definition of “IL&FS Transaction” contained in Article 9 of the Merger Agreement is hereby deleted and restated in its entirety as follows:

““IL&FS Transaction” means NSR QSR’s purchase from the IL&FS Parties, and the IL&FS Parties’ sale, transfer, assignment, conveyance and delivery of Company Shares beneficially owned by the IL&FS Parties to NSR QSR, which such Company Shares constitute all of the equity interests of the Company beneficially owned by the IL&FS Parties, free and clear of any Liens, in exchange for an amount in cash equal to the IL&FS Purchase Price.”

(l)	The definition of “NSR Subsequent Performance Hurdle” contained in Article 9 of the Merger Agreement is hereby deleted and restated in its entirety as follows:

““NSR Subsequent Performance Hurdle” means that the last sales price of the Shares on the NASDAQ Stock Market for any 20 trading days within any 30-trading day period within eighteen (18) months from the Closing Date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds $13.00 per Share (as reported by Bloomberg L.P. or a similar organization or agency succeeding in its functions of reporting prices).”

3.	Full Force and Effect. Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein. As used in the Merger Agreement, the terms “this Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the Merger Agreement as amended by this Amendment.
4.	Miscellaneous. The provisions of Article 10 of the Merger Agreement shall apply to this Amendment mutatis mutandis, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

ROI ACQUISITION CORP. II

By:	/s/ Joseph A. De Perio
Name:	Joseph A. De Perio
Title:	President

ASCEND TELECOM HOLDINGS LIMITED

By:	/s/ Parag Saxena
Name:	Parag Saxena
Title:	Director

ASCEND TELECOM INFRASTRUCTURE PRIVATE LIMITED

By:	/s/ Sushil Kumar Chaturvedi
Name:	Sushil Kumar Chaturvedi
Title:	Director and Chief Executive Officer

NSR-PE MAURITIUS LLC

By:	/s/ Parag Saxena
Name:	Parag Saxena
Title:	Authorized Signatory

ANNEX B

FOUNDER SHARE FORFEITURE AGREEMENT

This Founder Share Forfeiture Agreement (this “Agreement”), dated as of October [  ], 2015, is made and entered into by and among ROI Acquisition Corp. II., a Delaware corporation (the “Company”), GEH Capital (Mauritius) Ltd. (the “Sponsor”), Thomas J. Baldwin (“Mr. Baldwin”), Joseph A. De Perio (“Mr. De Perio”) and Shree Capital LLC (“Shree Capital”). Each of the Sponsor, Mr. Baldwin, Mr. De Perio and Shree Capital are referred to herein collectively as the “Holders .”

WHEREAS, the Sponsor owns 2,085,938 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), Mr. Baldwin owns 128,907 shares of Common Stock, Mr. De Perio owns 128,907 shares of Common Stock and Shree Capital owns 781,248 shares of Common Stock;

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated July 23, 2015, by and among the Company, Ascend Telecom Infrastructure Private Limited, Ascend Telecom Holdings Limited and NSR-PE Mauritius LLC, as amended by that certain Amendment No. 1, dated as of August 19, 2015, and that certain Amendment No. 2, dated as of [          ], 2015 (as it may be further amended from time to time, the “Merger Agreement”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement (the “Transaction”), the Holders have agreed to forfeit a portion of their shares of Common Stock for no consideration; and

WHEREAS, as a consequence of such forfeiture, the Holders wish to return to the Company for cancellation 1,143,750 shares of Common Stock, such that the Holders will in the aggregate beneficially own 1,981,250 shares of Common Stock on the date of consummation of the Transaction.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1 Assignment of Shares.  Upon the consummation of the Transaction, the Sponsor shall, for no consideration, assign and surrender to the Company for cancellation 731,999 shares of Common Stock (none of which shall be Sponsor IPO Earnout Shares (as such term is defined in the Merger Agreement)). After giving effect to the cancellation of such shares of Common Stock, the Sponsor acknowledges that it will hold 1,353,939 shares of Common Stock. Upon the consummation of the Transaction, Mr. Baldwin shall, for no consideration, assign and surrender to the Company for cancellation 62,907 shares of Common Stock (none of which shall be Sponsor IPO Earnout Shares (as such term is defined in the Merger Agreement)). After giving effect to the cancellation of such shares of Common Stock, Mr. Baldwin acknowledges that he will hold 66,000 shares of Common Stock. Upon the consummation of the Transaction, Mr. De Perio shall, for no consideration, assign and surrender to the Company for cancellation 62,907 shares of Common Stock (none of which shall be Sponsor IPO Earnout Shares (as such term is defined in the Merger Agreement)). After giving effect to the cancellation of such shares of Common Stock, Mr. De Perio acknowledges that he will hold 66,000 shares of Common Stock. Upon the consummation of the Transaction, Shree Capital shall, for no consideration, assign and surrender to the Company for cancellation 285,937 shares of Common Stock (none of which shall be Sponsor IPO Earnout Shares (as such term is defined in the Merger Agreement)). After giving effect to the cancellation of such shares of Common Stock, Shree Capital acknowledges that it will hold 495,311 shares of Common Stock.

Section 2 No Conflicts.  Each party represents and warrants that neither the execution and delivery of this Agreement by such party, nor the consummation or performance by such party of any of the transactions contemplated hereby, will, with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section 3 Miscellaneous.  This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto. Except as otherwise provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice or conflict of law provision or rule.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ROI ACQUISITION CORP. II

By:	Name: Thomas J. Baldwin Title: Chairman of the Board and Chief Executive Officer

GEH CAPITAL (MAURITIUS) LTD.

By:	Name: Title:

SHREE CAPITAL LLC

By:	Name: Title:

Name: Thomas J. Baldwin

Name: Joseph A. De Perio

[Signature Page to the Founder Share Forfeiture Agreement]

PROXY

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

ROI ACQUISITION CORP. II

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph A. De Perio and Thomas J. Baldwin (together, the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the Special Meeting of Stockholders of ROI Acquisition Corp. II, (the “Company”) to be held on Friday, October 23, 2015 at 9:00 a.m. Eastern Time, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the annual meeting or any adjournment or postponement thereof. The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

ROI ACQUISITION CORP. II - THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND PROPOSAL 2.

Please mark votes as indicated in this example ☒

(1) The Business Combination Proposal — to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated July 23, 2015 and amended on August 19, 2015, by and among ROI Acquisition Corp. II (ROI), Ascend Telecom Infrastructure Private Limited, a private limited company organized under the laws of India, Ascend Telecom Holdings Limited, an exempted company incorporated with limited liability in the Cayman Islands, and NSR-PE Mauritius LLC, a Mauritius private company limited by shares, and the transactions contemplated thereby (Merger Agreement); and

FOR ☐ AGAINST ☐ ABSTAIN ☐

(2) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary or desirable, ROI determines that to permit further solicitation and vote of proxies, in the event that there are not sufficient votes to approve one or more proposals presented at the special meeting of stockholders or that one or more closing conditions under the Merger Agreement will not be satisfied.

FOR ☐ AGAINST ☐ ABSTAIN ☐

A vote to abstain will have the same effect as a vote AGAINST proposals 1 and 2. **The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1 and 2.** If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

Date: ____ , 2015

____
Signature

____
Signature (if held jointly)

When shares are held by joint tennants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by an authorized person.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

PROXY

FOR THE SPECIAL MEETING OF PUBLIC WARRANTHOLDERS OF

ROI ACQUISITION CORP. II

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph De Perio and Thomas J. Baldwin (together, the "Proxies"), and each of them independently, with full power of substitution, as proxies to vote the warrants that the undersigned is entitled to vote (the "Warrants") at the Special Meeting of Public Warrantholders of ROI Acquisition Corp. II (the "Company") to be held on Friday, October 23, 2015 at 9:30 a.m., Eastern Time, and at any adjournments and/or postponements thereof. Such Warrants shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies' discretion on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement prospectus and revokes all prior proxies for said meeting.

THE WARRANTS REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED WARRANTHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

ROI ACQUISITION CORP. II - THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND PROPOSAL 2.

Please mark votes as indicated in this example ☒

(1) The Warrant Amendment Proposal — Approval of an amendment to the warrant agreement that governs all of ROI's warrants to provide that, upon consummation of the transactions contemplated by the Agreement and Plan of Merger, dated July 23, 2015 and amended on August 19, 2015 as amended, by and among ROI Acquisition Corp. II (ROI), Ascend Telecom Infrastructure Private Limited, a private limited company organized under the laws of India, Ascend Telecom Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands ("Ascend Holdings"), and NSR-PE Mauritius LLC, a Mauritius private company limited by shares (the "Business Combination") warrantholders will have the option to either (i) have their warrants survive and become exercisable for Ascend Holdings ordinary shares following the closing of the Business Combination in accordance with the terms of the warrant agreement governing ROI's outstanding warrants, (the "Cash and Share Amount") as amended, or (ii) have their warrants exchanged at the closing for $1.00 per warrant, comprised of $0.50 in cash and 0.05 of an ordinary share of Ascend Holdings and cash in lieu of fractional shares (the "Warrant Amendment Proposal");

FOR ☐ AGAINST ☐ ABSTAIN ☐

Warrant Election — If you intend to have your warrants survive the Business Combination, check the adjacent box.

Note: In order to have your warrants survive the Business Combination, you must check the adjacent box AND follow the procedures set forth in the proxy statement/prospectus.

WARRANT ELECTION ☐

(2) The Warrantholder Adjournment Proposal — Approval of an adjournment of the special meeting of public warrantholders to a later date or dates, if necessary or desirable, to permit further solicitation and vote of proxies, in the event that and cash in lieu of fractional shares that there are not sufficient votes to approve the Warrant Amendment Proposal.

FOR ☐ AGAINST ☐ ABSTAIN ☐

A vote to abstain will have the same effect as a vote AGAINST proposals 1 and 2. **The warrants represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned warrantholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1 and 2.** If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.

Date: ____ , 2015

____
Signature

____
Signature (if held jointly)

When warrants are held by joint tennants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by an authorized person.

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲